Exhibit 99.1

Gladstone Land Announces a $75.0 Million Agreement with Farmer Mac

MCLEAN, Va., December 15, 2014 Gladstone Land Corporation (NASDAQ: LAND) (the “Company”) announced today that it, through one of its wholly-owned subsidiaries, has completed an initial issuance under a secured bond purchase agreement with Federal Agricultural Mortgage Corporation (“Farmer Mac”) that provides for borrowings up to an aggregate principal amount of $75.0 million. The initial issuance of approximately $3.7 million, which is non-amortizing and has a term of five years, will bear interest at a fixed rate of 3.25% per annum throughout its term. Each note issued will be secured by mortgage loans on agricultural real estate owned by the Company, with the notes issued having an aggregate effective loan-to-value ratio of 60% of the underlying agricultural real estate. The Company intends to use the proceeds received through the initial issuance to repay existing debt and for general corporate purposes.

“We are very pleased to add a third credit provider to help us to grow our company,” said David Gladstone, Chairman of the Company. “We have a large number of farms that we would like to purchase in the near-term future, and we believe the timing of this new facility is particularly helpful by providing us with the financing we require for these potential acquisitions, given the current state of the equity capital market. We are excited to partner with Farmer Mac, as we believe this new facility provides us with favorable terms and the flexibility to allow us to continue the desired growth of our portfolio. In addition, some callers have asked about the drought in California and the significant rain storms that are now occurring there. Despite these environmental adversities, all of our farms are currently doing fine. There have also been questions regarding a potential dividend increase. The quarter ended September 30, 2014, was a good one for us, but with the farms we acquired during that period only being on the books for a portion of the quarter, their full impact on earnings won’t be felt until the quarter ending December 31, 2014. Further, we believe that the farms we’ve acquired during the third and fourth quarters will improve our future performance and allow our board to consider the possibility of a dividend increase in early 2015.”

About Gladstone Land Corporation:
Gladstone Land is a real estate investment trust that pays monthly distributions to its stockholders. The Company invests in farmland located in major agricultural markets in the United States that it leases to corporate and independent farmers and intends to report the current value of its farmland on a quarterly basis. As of September 30, 2014, the net asset value of the Company was $13.77 per share. The Company currently owns 32 farms, comprised of 8,039 acres in 5 different states across the U.S., valued at approximately $191 million. Its acreage is predominantly concentrated in locations where its tenants are able to grow row crops, such as berries and vegetables, which are planted and harvested annually or more frequently, as well as permanent crops, such as blueberries.  The Company also may acquire property related to farming, such as storage facilities utilized for cooling produce, processing buildings, packaging facilities and distribution centers.  The Company has paid 22 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current distribution is $0.03 per share per month. Additional information can be found at www.GladstoneLand.com.

Owners or brokers who have farmland for sale in the western part of the United States should contact Bill Reiman at (805) 263-4778 or Bill.Reiman@GladstoneCompanies.com, and those with farmland for sale in the eastern part of the United States should contact Bill Frisbie at (703) 287-5839 or Bill.Frisbie@GladstoneCompanies.com.

For stockholder information on Gladstone Land, call (703) 287-5893. For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.Gladstone.com.

All statements contained in this press release, other than historical facts, may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of the foregoing words and similar expressions are intended to identify forward-looking statements. Readers should not rely upon forward-looking statements because the matters they describe are subject to known and unknown risks and uncertainties that could cause the Company’s business, financial condition, liquidity, results of operations, funds from operations or prospects to differ materially from those expressed in or implied by such statements. Such risks and uncertainties are disclosed under the caption “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 24, 2014. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Gladstone Land Corporation

For further information: Gladstone Land, 703-287-5893